Loan No. TO122

                         NATIONAL BANK FOR COOPERATIVES
                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 22nd day of June, 1994, by and between the NATIONAL BANK FOR COOPERATIVES ("CoBank") and CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative (the "Company").

                                    RECITALS

     WHEREAS, this Agreement is entered into in conjunction with the Third Supplemental Indenture ("Third Supplement") to the Indenture of Trust dated as of September 15, 1991 (the " 1991 Trust Indenture"), as amended by a First Supplemental Indenture and a Second Supplemental Indenture thereto (the entirety of which shall be referred to &-, the "Original Indenture"), and all terms capitalized herein which are not otherwise defined shall have the meaning given in the Third Supplement or the Original Indenture; and

     WHEREAS, from time to time CoBank may make advances in consideration of the issuance to it of CoBank Bonds, the amount, interest rate or rates and maturity of which shall have been agreed upon between the parties;

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
     SECTION 1. The Maximum Amount. On the terms and conditions of this Agreement, CoBank may fund, by means of one or more advances, CoBank Bonds in the principal amount not to exceed $80,000,000 (the "Maximum Amount") at any one time outstanding.

     SECTION 2. Purpose. The purpose of the Loan is for general corporate purposes, including' but not limited to repaying any unsecured lines of credit, and the Company agrees to use the proceeds of the Loan for those purposes only.

     SECTION 3. Availability. Upon the receipt by CoBank of one or more CoBank Bonds, advances will be made available to fund such Bond or Bonds on any day on which CoBank and the Trustee are open for business (a "Business Day") upon the telephonic or written request of an authorized employee of the Company. Requests for advances must be received by CoBank no later than 12:00 noon, Mountain time, on the day the advance is desired. Unless otherwise agreed, all advances will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as the Company may authorize from time to time on forms supplied by CoBank. In making advances on telephonic request, CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Company to request advances hereunder.



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     SECTION 4. CoBank  Bonds.  The  Company's  obligation to repay the advances shall be evidenced by First Mortgage Bonds, CoBank Series, issued pursuant to the Original Indenture and the Third Supplement thereto.

     SECTION 5. Capitalization. The Company agrees to purchase such equity in CoBank as CoBank may from time to time require in accordance with its bylaws and capital plan; provided, however, that CoBank may not require the Company to purchase equity in CoBank in an amount greater than 13% of the portion of CoBank's five year average risk adjusted asset base attributable to loans made by CoBank to the Company. All such equity which the Company may now own or hereafter acquire or be allocated in CoBank shall be subject to a statutory first lien in favor of CoBank to secure any indebtedness of the Company to CoBank. In connection with the foregoing, the Company hereby acknowledges receipt, prior to the execution of this Agreement, of CoBank's bylaws, a written description of the terms and conditions under which the equity is issued, CoBank's Loan-Based Capital Plan, CoBank's most recent annual report, and if more recent than CoBank's latest annual report, its latest quarterly report.

     SECTION 6. Security. The Company's obligations hereunder and under all instruments and documents contemplated hereby shall be secured by a first priority lien (subject only to exceptions permitted under the Original Indenture or otherwise approved in writing by CoBank) pursuant to the Original Indenture.

     SECTION 7. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery, if delivered by "Express Mail," overnight courier, messenger or other form of hand delivery or sent by telegram or facsimile transmission (with receipt confirmed), or three days after mailing if sent by certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:                    If to the Company, as follows:

National Bank for Cooperatives               Chugach Electric Association, Inc.
Post Office Box 5110                         5601 Minnesota Drive
Denver, Colorado 80217                       Post Office Box 196300
                                             Anchorage, AK 99519-6300

Attn:    Western Division                    Attn: Joe Griffith
         Rural Utility Banking Group
         Fax No: (303) 740-4002              Fax No: (907) 562-0027


     SECTION 8. Costs and Expenses. To the extent allowed by law, the Company agrees to pay to CoBank, on demand, all out-of-pocket costs and expenses incurred by CoBank (including, without limitation, the reasonable fees and expenses of counsel retained by CoBank) in connection with the enforcement of CoBank's rights under CoBank Bonds, and the Trust Indenture after an Event of Default (the "Loan Documents").



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     SECTION 9. Effectiveness and Severability. This Agreement shall continue in effect until all indebtedness and obligations of the Company hereunder and under all other Loan Documents shall have been repaid or the Commitment shall expire, whichever is later. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

     SECTION 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of CoBank.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

NATIONAL BANK FOR COOPERATIVES               CHUGACH ELECTRIC ASSOCIATION, INC.



By:   /s/ Larry E. Brutlag                   By: /s/ Eugene N. Bjornstad
Title:     SVP                               Title: General Manager


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